Exhibit 1: Consolidated Income Statement
(Fourth Quarter)

	Ch$ millions			US$ millions (1)
	4Q02	4Q03	% Change	4Q02	4Q03	% Change

Revenues	54,871	53,712	-2.1%	76.4	90.5	18.5%
COGS	(48,244)	(48,149)	-0.2%	(67.1)	(81.1)	20.8%
Gross Income	6,627	5,563	-16.1%	9.2	9.4	1.6%
Gross Margin	12.1%	10.4%	-	12.1%	10.4%	-
SG&A	(7,589)	(5,387)	-29.0%	(10.6)	(9.1)	-14.1%
% sales	13.8%	10.0%	-	13.8%	10.0%	-
Operating Income	(962)	176	N/A	(1.3)	0.3	N/A
Operating Margin	-1.8%	0.3%	-	-1.8%	0.3%	-
Financial Income	68	186	171.8%	0.1	0.3	229.0%
Financial Expenses	(20)	(78)	302.2%	(0.0)	(0.1)	386.7%
Positive Goodwill Amortization	354	144	-59.4%	0.5	0.2	-50.8%
Equity in Earning (Losses) of Related Companies	(3,780)	(1,491)	-60.6%	(5.3)	(2.5)	-52.3%
Other non-Operating Incomes	(477)	(263)	-44.9%	(0.7)	(0.4)	-33.3%
Other non-Operating Expenses	(13,617)	(8,590)	-36.9%	(18.9)	(14.5)	-23.7%
Price-level Restatements	11,386	(10)	N/A	15.8	(0.0)	N/A
Non-Operating Results	(6,085)	(10,103)	66.0%	(8.5)	(17.0)	100.9%
Income (Loss) Before Income Taxes	(7,047)	(9,927)	40.9%	(9.8)	(16.7)	70.5%
Income Tax	3,142	(640)	N/A	4.4	(1.1)	N/A
Extraordinary Items	0	0	N/A	0.0	0.0	N/A
Minority Interest	(409)	(697)	70.3%	(0.6)	(1.2)	106.1%
Negative Goodwill Amortization	(12)	52	N/A	(0.0)	0.1	N/A
Net Income (Loss)	(4,327)	(11,212)	159.1%	(6.0)	(18.9)	213.6%

1 Exchange rate on December 31 2003 US$1.00 = 593,8
Exchange rate on December 31 2002 US$1.00 = 718,61

Última actualización 18/03/2004